EXHIBIT 3.1

ARTICLES OF AMENDMENT
OF
TANGER FACTORY OUTLET CENTERS, INC.

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Amended and Restated Articles of Incorporation.

1.The name of the corporation is Tanger Factory Outlet Centers, Inc.

2.The following amendment to the Amended and Restated Articles of Incorporation of the corporation was adopted by its shareholders in the manner prescribed by law at the corporations annual meeting on May 13, 2011:

Paragraph A of Article II of the Corporations Amended and Restated Articles of Incorporation shall be amended to read as follows:

A. The number of shares that the corporation is authorized to issue is 366 million shares, divided into classes, as follows: 300 million Common Shares with a par value of $0.01 per share (the Common Shares); 25 million Excess Shares with a par value of $0.01 per share (the Excess Shares); one million Preferred Shares with a par value of $0.01 per share (the Class A Preferred Shares); eight million Class B Preferred Shares with a par value of $0.01 per share (the Class B Preferred Shares); eight million Class C Preferred Shares with a par value of $0.01 per share (the Class C Preferred Shares); eight million Class D Preferred Shares with a par value of $0.01 per share (the Class D Preferred Shares); four million Class E Preferred Shares with a par value of $0.01 per share (the Class E Preferred Shares); four million Class F Preferred Shares with a par value of $0.01 per share (the Class F Preferred Shares); four million Class G Preferred Shares with a par value of $0.01 per share (the Class G Preferred Shares); and four million Class H Preferred Shares with a par value of $0.01 per share (the Class H Preferred Shares) The preferences, limitations and relative rights of each class of shares are as forth in succeeding paragraphs of this Article II.

This the 18th day of May, 2011.

Tanger Factory Outlet Centers, Inc

By: _/s/ Steven B. Tanger____________
Steven B. Tanger, President and Chief Executive Officer